Exhibit 99.1

OneSpan Reports Results for Fourth Quarter and Full Year 2020; Exceeds Full Year 2020 Revenue Guidance

Fourth Quarter Financial Results

●	Q4 Total revenue declined 25% to $52.9 million
●	Q4 Recurring revenue grew 24% to $30.4 million[1]
●	Q4 Annual Recurring Revenue (ARR) grew 29% to $103.8 million[2]
●	Q4 Dollar-based net expansion (DBNE) of 120%[3]
●	Q4 GAAP net loss of $1.8 million
●	Q4 Adjusted EBITDA of $3.2 million[4]
●	Q4 GAAP loss per share of $(0.04); Q4 Non-GAAP earnings per diluted share of $0.03[4]

Full Year Financial Results

●	FY Total revenue declined 15% to $215.7 million
●	FY Recurring revenue grew 26% to $101.6 million[1]
●	FY GAAP net loss of $5.5 million
●	FY Adjusted EBITDA of $14.2 million[4]
●	FY GAAP loss per share of $(0.14); FY Non-GAAP earnings per diluted share of $0.16[4]

CHICAGO, February 23, 2021 – OneSpan Inc. (NASDAQ: OSPN), the global leader in securing remote banking transactions, today reported financial results for the fourth quarter and full year ended December 31, 2020.

"Improved demand for mobile security and continued strong demand for e-signature solutions resulted in record bookings of recurring revenue contracts and stronger than forecast revenue in the fourth quarter,” stated OneSpan CEO, Scott Clements. “For the full year, ARR grew 29%, near the high-end of our multi-year goal of 25%-30% average growth; 66% of software revenues were recurring, up from 49% in the prior year; and software and services contributed a record 62% of total revenue. In 2021, we expect continued strong growth in ARR and recurring revenue along with a modest decline in hardware revenue. As we near completion of our transition to a recurring revenue led sales model in 2021, we are continuing to invest in our solution portfolio and in expanding our market presence to deliver long-term growth with increasing profitability.”

Fourth Quarter and Full Year 2020 Financial Highlights5

●	Revenue for the fourth quarter of 2020 was $52.9 million, a decrease of 25% from $70.5 million for the fourth quarter of 2019. Revenue for the full year 2020 was $215.7 million, a decrease of 15% from $253.5 million for the full year 2019. Year-over-year revenue comparisons were affected by the one-time positive impact on full year 2019 revenue of many customers accelerating purchases to comply with the Payment Services Directive 2 (PSD2) regulation and our accelerated transition from perpetual licenses to recurring revenue in 2020.

●	Gross profit was $39.3 million for the fourth quarter of 2020 and $152.3 million for the full year 2020. Gross profit was $49.2 million for the fourth quarter of 2019 and $171.5 million for the full year 2019. Gross margin for the fourth quarter of 2020 was 74% and for the full year 2020 was 71%. Gross margin for the fourth quarter of 2019 was 70% and for the full year 2019 was 68%.

●	GAAP operating loss for the fourth quarter of 2020 was $2.0 million, and for the full year 2020 was $5.3 million. GAAP operating income for the fourth quarter of 2019 was $5.4 million, and for the full year 2019 was $14.2 million.
●	GAAP net loss for the fourth quarter of 2020 was $1.8 million, or $0.04 per share, and was $5.5 million, or $0.14 per share, for the full year 2020. GAAP net income for the fourth quarter of 2019 was $4.6 million, or $0.11 per diluted share. GAAP net income for the full year 2019 was $7.9 million, or $0.20 per diluted share.

●	Adjusted EBITDA for the fourth quarter of 2020 was $3.2 million, or 6% of revenue, and for the full year 2020 was $14.2 million, or 7% of revenue. Adjusted EBITDA for the fourth quarter of 2019 was $12.8 million, or 18% of revenue, and for the full year 2019 was $31.8 million or 13% of revenue.
●	Non-GAAP net income for the fourth quarter of 2020 was $1.4 million or $0.03 per diluted share, and for the full year 2020 was $6.6 million, or $0.16 per diluted share. Non-GAAP net income for the fourth quarter of 2019 was $9.1 million or $0.23 per diluted share, and for the full year 2019 was $20.7 million or $0.52 per diluted share.

●	Cash, cash equivalents and short-term investments at December 31, 2020 totaled $115.3 million compared to $112.7 million and $109.8 million at September 30, 2020 and December 31, 2019, respectively.

●	During the fourth quarter of 2020, OneSpan repurchased 250,000 shares of its common stock totaling $5.0 million at an average price of $20.10 per share.

1	Recurring revenue is comprised of subscription, term-based software licenses, and maintenance revenue.
2	ARR is calculated as the annualized value of our customer recurring contracts with a term of at least one-year, as of the measuring date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.
3	Dollar-based net expansion rate (“DBNE”) is defined as the year-over-year growth in ARR from the same set of customers at the end of the prior year period.
4	An explanation of the use of non-GAAP measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in tables below.
5	2019 results have been revised to correct for certain immaterial errors. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Full Year 2021 Outlook

For the Full Year 2021, OneSpan currently expects:

●	ARR growth of 22% to 26%

●	Recurring revenue in the range of $120 million to $125 million
●	Total revenue in the range of $215 million to $225 million

●	Adjusted EBITDA approximately break-even

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, February 23, 2021, at 4:30 p.m. EST. During the conference call, Mr. Scott Clements, CEO, and Mr. Mark Hoyt, CFO, will discuss OneSpan’s results for the fourth quarter and full year 2020.

To access the conference call, dial 866-270-1533 for the U.S. or Canada and 1-412-317-0797 for international callers. The conference ID number is 10150842.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use and the transactions they carry out. We do this by making digital banking accessible, secure, easy and valuable. OneSpan’s Trusted Identity platform and security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than 10,000 customers, including over half of the top 100 global banks. Whether through automating agreements, detecting fraud or securing financial transactions, OneSpan helps reduce costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the potential benefits, performance and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; our strategic plans regarding our portfolio, including acquisitions and dispositions; and our expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; the impact of the COVID-19 pandemic and actions taken to contain it; our ability to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio actions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as those factors described in the “Risk Factors” section of our Form 10-K. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019 (1)	2020	2019 (1)

Revenue
Product and license	$29,093	$50,638	$132,986	$183,313
Services and other	23,835	19,893	82,705	70,171
Total revenue	52,928	70,531	215,691	253,484

Cost of goods sold
Product and license	8,442	16,427	41,820	63,393
Services and other	5,224	4,947	21,619	18,569
Total cost of goods sold	13,666	21,374	63,439	81,962

Gross profit	39,262	49,157	152,252	171,522

Operating costs
Sales and marketing	16,727	16,924	60,856	61,503
Research and development	10,016	10,035	41,194	42,463
General and administrative	12,487	14,357	46,338	43,897
Amortization of intangible assets	2,073	2,419	9,122	9,470
Total operating costs	41,303	43,735	157,510	157,333

Operating income (loss)	(2,041)	5,422	(5,258)	14,189

Interest income, net	15	315	404	747
Other income (expense), net	547	1,184	1,434	(527)

Income (loss) before income taxes	(1,479)	6,921	(3,420)	14,409
Provision for income taxes	277	2,336	2,035	6,545

Net income (loss)	$(1,756)	$4,585	$(5,455)	$7,864

Net income (loss) per share
Basic	$(0.04)	$0.11	$(0.14)	$0.20
Diluted	$(0.04)	$0.11	$(0.14)	$0.20

Weighted average common shares outstanding
Basic	39,990	40,076	40,035	40,050
Diluted	39,990	40,176	40,035	40,136

(unaudited)
(1)	2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	2020	2019 (1)
ASSETS
Current assets
Cash and equivalents	$88,394	$84,282
Short term investments	26,859	25,511
Accounts receivable, net of allowances of $4,135 in 2020 and $2,524 in 2019	57,537	62,405
Inventories, net	13,093	19,819
Prepaid expenses	7,837	6,198
Contract assets	7,202	5,240
Other current assets	6,256	6,346
Total current assets	207,178	209,801
Property and equipment, net	11,835	11,454
Operating lease right-of-use assets	11,356	10,580
Goodwill	97,552	94,612
Intangible assets, net of accumulated amortization	27,196	36,209
Deferred income taxes	7,030	7,863
Contract assets - non-current	1,877	3,355
Other assets	11,179	8,668
Total assets	$375,203	$382,542
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,684	$10,835
Deferred revenue	43,417	30,338
Accrued wages and payroll taxes	13,649	15,415
Short-term income taxes payable	2,618	7,410
Other accrued expenses	8,334	8,786
Deferred compensation	1,602	1,028
Total current liabilities	75,304	73,812
Long-term deferred revenue	11,730	15,259
Long-term lease liabilities	12,399	11,299
Other long-term liabilities	10,423	8,297
Long-term income taxes payable	6,095	6,958
Deferred income taxes	1,912	4,623
Total liabilities	117,863	120,248
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2020 and 2019	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,353 and 40,207 shares issued; 40,353 and 40,207 shares outstanding at December 31, 2020 and 2019, respectively	40	40
Additional paid-in capital	98,819	96,109
Treasury stock, at cost, 250 and 0 shares outstanding at December 31, 2020 and 2019, respectively	(5,030)	—
Retained earnings	173,731	179,440
Accumulated other comprehensive loss	(10,220)	(13,295)
Total stockholders' equity	257,340	262,294
Total liabilities and stockholders' equity	$375,203	$382,542

(1)	2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Years ended December 31,
	2020	2019 (1)
Cash flows from operating activities:
Net income (loss) from operations	$(5,455)	$7,864
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Depreciation, amortization, and impairment of intangible assets	12,003	11,545
Loss on disposal of assets	118	69
Deferred tax benefit	(1,487)	(1,624)
Stock-based compensation	4,740	3,368
Changes in operating assets and liabilities:
Accounts receivable, net	6,792	(3,414)
Inventories, net	6,725	(5,391)
Contract assets	(191)	1,740
Accounts payable	(5,237)	3,628
Income taxes payable	(5,642)	158
Accrued expenses	(3,124)	(1,286)
Deferred compensation	574	(334)
Deferred revenue	8,342	1,465
Other assets and liabilities	(3,236)	456
Net cash provided by operating activities	14,922	18,244

Cash flows from investing activities:
Purchase of short term investments	(34,060)	(33,839)
Maturities of short term investments	32,630	31,399
Additions to property and equipment	(3,101)	(7,453)
Other	(133)	—
Net cash provided by (used in) investing activities	(4,664)	(9,893)

Cash flows from financing activities:
Repurchase of common stock	(5,030)	—
Tax payments for restricted stock issuances	(2,030)	(569)
Net cash used in financing activities	(7,060)	(569)

Effect of exchange rate changes on cash	914	(208)

Net increase (decrease) in cash	4,112	7,574
Cash, cash equivalents, and restricted cash, beginning of period	85,129	77,555
Cash, cash equivalents, and restricted cash, end of period	$89,241	$85,129

(1) 2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Revenue by major products and services (in thousands, unaudited):

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019 (1)	2020	2019 (1)
Hardware products	$16,236	$31,649	$81,849	$127,005
Term-based software licenses	8,132	6,399	24,602	16,095
Perpetual software licenses	4,725	12,590	26,535	40,213
Product and license	$29,093	$50,638	$132,986	$183,313

Subscription	8,502	6,117	27,788	22,280
Professional services	1,589	1,764	5,689	5,759
Maintenance, support and other	13,744	12,012	49,228	42,132
Services and other	$23,835	$19,893	$82,705	$70,171

Total revenue	$52,928	$70,531	$215,691	$253,484

Recurring Revenue (in thousands, unaudited):

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019 (1)	2020	2019 (1)
Subscription	$8,502	$6,117	$27,788	$22,280
Term-based software licenses	8,132	6,399	24,602	16,095
Maintenance, support and other	13,744	12,012	49,228	42,132
Total Recurring Revenue	$30,378	$24,528	$101,618	$80,507

(1) 2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates in comparison to our historical operating results. We believe these non-GAAP operating metrics provide additional tools for investors to use to compare our business with other companies in the industry.

These non-GAAP measures are not measures of performance under GAAP and should not be considered in isolation, as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment. Reconciliations of the non-GAAP measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and accruals for legal contingencies. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, reversal of a prior period legal contingency accrual), or deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019 (1)	2020	2019 (1)
Net income (loss)	$(1,756)	$4,585	$(5,455)	$7,864
Interest income, net	(15)	(315)	(404)	(747)
Provision for income taxes	277	2,336	2,035	6,545
Depreciation and amortization of intangible assets	2,810	2,966	12,003	11,545
Long-term incentive compensation	1,840	2,008	6,001	5,324
Non-recurring items	—	1,250	—	1,250
Adjusted EBITDA	$3,156	$12,830	$14,180	$31,781

(1) 2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue and related amortization expense will recur in future periods until expired or written down.

We also exclude certain non-recurring items including impacts of tax reform, acquisition related costs, rebranding costs, lease exit costs, and reserves for certain legal contingencies as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019 (1)	2020	2019 (1)
Net income (loss)	$(1,756)	$4,585	$(5,455)	$7,864
Long-term incentive compensation	1,840	2,008	6,001	5,324
Amortization of intangible assets	2,073	2,419	9,122	9,470
Non-recurring items	—	1,250	—	1,250
Tax impact of adjustments (2)	(783)	(1,135)	(3,025)	(3,209)
Non-GAAP net income (loss)	$1,374	$9,127	$6,643	$20,699

Non-GAAP net income per share	$0.03	$0.23	$0.16	$0.52

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	40,199	40,176	40,293	40,136

(1) 2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.
(2) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Revision of Prior Period Financial Statements

As previously announced, the Company identified immaterial errors related to certain contracts with customers involving term software licenses in prior period results previously reported. The net contract assets that originated from a portion of these contracts in prior periods were not properly accounted for in subsequent periods, which caused overstatements of revenue. The cumulative overstatements of revenue totaled $2.2 million from the first quarter in the year ended December 31, 2018 to the quarter ended March 31, 2020, representing less than 0.5% of total revenue in that time frame.

To correct these immaterial errors related to prior periods, the Company adjusted the prior period revenue and related amounts in this earnings press release and expects to adjust the prior period revenue and related amounts in future filings with the SEC.

The following table presents the effects of the aforementioned revisions to our total revenue in prior periods.

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019	2018	2018	2018	2018
As Previously Reported	$ 56,492	$ 71,003	$ 79,725	$ 56,234	$ 47,608	$ 64,799	$ 52,495	$ 49,554	$ 45,432
Adjustments	(122)	(472)	(34)	(67)	(512)	(483)	(326)	(48)	(87)
As Revised	$ 56,370	$ 70,531	$ 79,691	$ 56,167	$ 47,096	$ 64,316	$ 52,169	$ 49,506	$ 45,345

Copyright© 2021 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor Contact:

Joe Maxa
Vice President of Investor Relations

+1-312-766-4009
joe.maxa@onespan.com